Exhibit 99.1

News Release

Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com

Northrop Grumman Announces CEO Transition

FALLS CHURCH, Va. - July, 12, 2018 - Northrop Grumman (NYSE: NOC) chairman and chief executive officer Wes Bush announced today that he will step down from the position of chief executive officer effective Jan. 1, 2019. He will remain chairman through July 2019.

Northrop Grumman’s board of directors has elected Kathy Warden, the company’s president and chief operating officer, to the position of chief executive officer and president, effective Jan. 1, 2019. The board has also elected Warden to serve as a member of the board, effective immediately.

“I am delighted that Kathy will become our company’s next CEO,” said Bush. “She has demonstrated exceptional leadership in her roles leading the operations of our company, and she brings the vision and values to lead Northrop Grumman into the future.”

“I look forward to leading Northrop Grumman and driving performance for all our stakeholders; working with our employees, our customers, and our shareholders as we move our company forward,” said Warden.

“The board of directors has a strong focus on succession planning, and Kathy’s election as our incoming CEO and president enables us to ensure a seamless transition in this important leadership position for our company,” said Don Felsinger, Northrop Grumman’s lead independent director. “The board appreciates the tremendous progress the company has made under Wes’ leadership and we look forward to building on this progress with Kathy as our next CEO.”

Warden joined the company in 2008, and has held a series of positions of increasing responsibility, including serving as the vice president and general manager of the company’s cybersecurity business, president of its former Information Systems sector, president of its Mission Systems sector, and currently as president and chief operating officer.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to customers worldwide. Please visit news.northropgrumman.com and follow us on Twitter, @NGCNews, for more information.